Arguss Communications, Inc.
Exhibit 23
Consent of KPMG LLP
December 31, 2000

ACCOUNTANT'S CONSENT

The Board of Directors
Arguss Communications, Inc.

We consent to incorporation by reference in the registration statements (No. 333-19277 and No. 333-27017) on Form S-8 and in the registration statements (No. 333-33083 and No. 333-62779) on Form S-3 of Arguss Communications, Inc. of our report dated February 13, 2001, relating to the consolidated balance sheets of Arguss Communications, Inc. as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three year period then ended, and the related schedule, which report appears in the December 31, 2000 annual report on Form 10-K of Arguss Communications, Inc.

/s/ KMPG LLP
KPMG LLP

Boston, Massachusetts
March 2, 2001